Exhibit 10.27

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT by and among AFFINION GROUP HOLDINGS, INC., a Delaware corporation (the “Company”), AFFINION GROUP, INC., a Delaware corporation and wholly-owned subsidiary of the Company (“Affinion”) and RICHARD FERNANDES (“Executive”) (collectively the “Parties”) is made as of January 14, 2011.

WHEREAS, the Parties desire to employ Executive pursuant to the terms, provisions and conditions set forth in this employment agreement (the “Agreement”), and effective upon the Closing Date, as defined in the Agreement and Plan of Merger, dated January 14, 2011 (the “Merger Agreement”) by and between Affinion Group Holdings, Inc., Affinion Group, Inc., Webloyalty Holdings, Inc. and certain other parties (the transactions contemplated thereby the “Transaction”);

WHEREAS, Executive desires to accept his employment on the terms hereinafter set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

Section 1. Employment Period.

(a) As of, and contingent upon, the Closing Date (as defined in the Merger Agreement) of the Transaction (the “Effective Date”), the Companies shall employ Executive, and Executive shall accept such employment and perform services for the Companies, upon the terms and conditions set forth in this Agreement. Notwithstanding anything herein to the contrary, if the Merger Agreement is terminated, then this Agreement shall be void ab initio.

(b) Subject to earlier termination in accordance with Section 3 of this Agreement, Executive shall be employed by the Company and Affinion (collectively, the “Companies”) for a period commencing on the Effective Date and ending on December 31, 2012 (the “Employment Period”); provided, however, that the Employment Period shall automatically be renewed for successive one (1) year periods thereafter unless either the Company or Executive gives at least ninety (90) days’ written notice of its intention not to renew the Employment Period. Upon Executive’s termination of employment with the Company for any reason, Executive shall immediately resign all positions with the Companies or any of their respective subsidiaries or affiliates, including any position as a member of the Company’s Board of Directors (the “Board”) and as a member of the Board of Directors of Affinion (the “Affinion Board”).

Section 2. Terms of Employment.

(a) Position. During the term of Executive’s employment, Executive shall serve as President of the Company and Affinion and as Chief Executive Officer of Affinion International Limited. In addition, as of the Effective Date, Executive is a member of the Board of Directors and the Affinion Board. During the Employment Period, the Company will nominate Executive for election by stockholders as a member of the Board and will use commercially reasonable efforts to cause the Executive to be so elected. In performing his duties hereunder, Executive shall report directly to the Board. If reasonably requested by the Board, Executive hereby agrees to serve (without additional compensation) as an officer and director of any member of the “Affinion Group” (as defined in Section 5(a) below).

(b) Duties. During the Employment Period, Executive shall be primarily responsible for the Company’s management and affairs as directed by the Board, and have such other, responsibilities, duties and authority that are customary for his position, subject at all times to the control of the Board, and shall perform such services as customarily are provided by an executive of a corporation with his position and such other services consistent with his position, as shall be assigned to him from time to time by the Board. Executive agrees to devote all of his business time to the business and affairs of the Company and to use Executive’s commercially reasonable efforts to perform faithfully, effectively and efficiently his responsibilities and obligations hereunder. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) serving on civic or charitable boards or committees and (ii) managing personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities hereunder.

(c) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive an initial annual base salary in an amount equal to $425,000.00, less all applicable withholdings, which shall be paid in accordance with the customary payroll practices of the Company (as in effect from time to time, the “Annual Base Salary”). The Annual Base Salary shall be subject to annual review and increases, and the Annual Base Salary shall not be reduced without Executive’s consent, unless the reduction is one time only, is related to a broader compensation reduction that is not limited to Executive, is no greater (in percentage terms) than that of any other executive officer of the Company and does not exceed 10% of his Annual Base Salary.

(ii) Bonuses. During the Employment Period, the Company shall establish a bonus plan for each fiscal year of the Company (each, the “Plan”) pursuant to which Executive will be eligible to receive an annual bonus (the “Bonus”). The Compensation Committee of the Board will administer the Plan and at such time as the Company becomes subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) establish in advance performance objectives for each year in accordance with Section 162(m) of the Code. In the event that the Company achieves the target established in the Plan based on actual performance, Executive shall receive a Bonus in an amount equal to 125% of Executive’s Annual Base Salary (“Target Bonus”). Subject to Section 4, Executive will be entitled to receive the Bonus only upon the Company’s achievement of the specified performance objectives and if Executive is employed on the last day of the applicable fiscal year. The Bonus shall become payable in the following fiscal year on or before March 15 provided that the Compensation Committee certifies that the Company has achieved the applicable performance objectives and determines the amount of the bonus that shall be paid to each executive entitled to receive a bonus for the applicable fiscal year.

(iii) Benefits. During the Employment Period, Executive shall be eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Companies to the extent applicable generally to other senior executives of the Companies (except severance plans, policies, practices, or programs) subject to the eligibility criteria set forth therein, as such may be amended or terminated from time to time.

(iv) Expenses. During the term of Executive’s employment, Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in performance of his duties hereunder provided that Executive provides all necessary documentation in accordance with the Companies’ policies. The Company shall also reimburse Executive for any unreimbursed fees reasonably incurred by Executive with respect to the attorney Executive has retained to advise Executive with regard to the negotiation and execution of this Agreement.

Section 3. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If Executive becomes subject to a “Disability” (as defined below) during the Employment Period, the Company may give Executive written notice in accordance with Sections 3(g) and 10(g) of its intention to terminate Executive’s employment. For purposes of this Agreement, “Disability” means (i) Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Companies. Executive’s Disability shall be determined by an independent medical doctor acceptable to both the Company and Executive.

(b) Cause. Executive’s employment may be terminated at any time by the Company for “Cause” (as defined below). For purposes of this Agreement, “Cause” shall mean Executive’s (i) conviction of a felony or a crime of moral turpitude; (ii) conduct that constitutes fraud or embezzlement; (iii) willful misconduct or willful gross neglect; (iv) continued willful failure to substantially perform his duties as President of the Company and Affinion or as Chief Executive Officer of Affinion International Limited; or (v) a material breach by Executive of this Agreement; provided that in the event of a termination pursuant to clause (iv) or (v), to the extent such failure to perform duties or material breach is subject to cure, the Company shall have notified Executive in writing describing such failure to perform duties or material breach and Executive shall have failed to cure such failure to perform or breach within 30 days after his receipt of such written notice.

(c) Termination Without Cause. The Company may terminate Executive’s employment hereunder without Cause at any time.

(d) Good Reason. Executive’s employment may be terminated at any time by Executive for Good Reason upon 30 days’ prior written notice following the occurrence of the event giving rise to the termination for Good Reason. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions taken by the Companies without Executive’s consent: (i) failure of the Company to use its commercially reasonable efforts to cause Executive to continue to be elected as a member of the Board; (ii) any material failure of the Companies to fulfill their obligations under this Agreement, (iii) a material and adverse change to, or a material reduction of, Executive’s positions, duties and responsibilities to the Companies or the assignment to Executive of duties that are materially inconsistent with his positions, (iv) a reduction in Executive’s Annual Base Salary or Target Bonus (excluding any one time diminution related to a broader compensation reduction that is not limited to Executive specifically, that is no greater (in percentage terms) than that of any other executive officer of the Company and that is not more than 10% in the aggregate or any diminution to which Executive consented) or (v) the relocation of Executive’s primary office to a location more than 35 miles from the prior location; provided that any such event shall not constitute Good Reason unless and until Executive shall have provided the Companies with notice thereof no later than 90 days following the occurrence of such event and the Companies shall have failed to remedy such event within 30 days of receipt of such notice.

(e) Voluntary Termination. Executive’s employment may be terminated at any time by Executive without Good Reason upon 30 days’ prior written notice.

(f) Termination as a Result of Non-Renewal of the Employment Period by the Company. The expiration of the Employment Period, and the termination of Executive’s employment upon the date of such expiration, on account of the Company giving notice to Executive of its desire not to extend the Employment Period in accordance with Section 1, shall be treated for purposes of this Agreement as a termination without Cause pursuant to Section 4(a).

(g) Notice of Termination. Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(g). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the “Date of Termination” (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive, or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive, or the Company hereunder or preclude Executive, or the Company from asserting such fact or circumstance in enforcing Executive’s, or the Company’s rights hereunder.

(h) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, without Cause or by reason of Disability, or by Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination (in the case of a termination with or without Good Reason, provided such Date of Termination is in accordance with Section 3(d) or Section 3(e)) or any later date specified therein pursuant to

Section 3(g), as the case may be, (ii) if Executive’s employment is terminated by reason of death, the date of death, and (iii) the expiration of the Employment Period, and the termination of Executive’s employment upon the date of such expiration, on account of the Company or Executive giving notice to the other of its desire not to extend the Employment Period in accordance with Section 1.

Section 4. Obligations of the Company upon Termination.

(a) With Good Reason; Without Cause. If during the Employment Period, the Company shall terminate Executive’s employment without Cause or Executive shall terminate his employment for Good Reason, then the Company will provide Executive with the following payments and/or benefits:

(i) The Company shall pay to Executive as soon as reasonably practicable but no later than sixty (60) days following the Date of Termination in a lump sum to the extent not previously paid, (A) the Annual Base Salary through the Date of Termination, and (B) the Bonus earned for any fiscal year ended prior to the year in which the Date of Termination occurs, provided that Executive was employed on the last day of such fiscal year (“Accrued Obligations”); and

(ii) After the Date of Termination, the Company will pay Executive, in eight equal quarterly installments, an amount equal to two times the sum of Executive’s Annual Base Salary and Target Bonus, such installments to be paid on the last day of the quarter following the quarter in which the Date of Termination occurs and on the last day of each of the next seven quarters (the “Severance Payments”).

(b) Death or Disability. If Executive’s employment shall be terminated by reason of the Executive’s death or Disability, then the Company will provide Executive with the following severance payments and/or benefits: the Company shall pay Executive or his legal representatives within sixty (60) days after the Date of Termination (i) the Accrued Obligations; (ii) a lump sum equal to one times Executive’s Annual Base Salary; and (iii) the continuation of death or Disability benefits thereafter in accordance with the terms of such plans of the Companies then in effect.

Thereafter, the Companies shall have no further obligation to Executive or his legal representatives other than any indemnification rights they may have under Section 9.

(c) Cause; Other than for Good Reason. If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, then the Companies shall have no further obligations to Executive other than for payment of the Accrued Obligations and any indemnification rights he may have pursuant to Section 9.

(d) Separation Agreement and General Release. The Company’s obligations to make payments under Sections 4(a) and 4(b) are conditioned on Executive’s or his legal representative’s executing a separation agreement and general release of claims against the Companies and their respective affiliates (and their respective officers and directors) in a form substantially similar to that attached hereto as Exhibit A, subject to changes as maybe warranted to be made to such release to preserve the intent thereof for changes in applicable laws; provided, that, if Executive should fail to execute (or revokes) such release within 60 days following the Date of Termination, the Company shall not have any obligation to provide the payments contemplated under this Section 4.

(e) No Mitigation or Offset. Executive shall not be obligated to seek other employment or to attempt to reduce any amount payable to Executive under this Section 4. Further, no amount of any payment hereunder shall be reduced by any compensation earned by Executive as a result of employment by a subsequent employer or otherwise.

Section 5. Restrictive Covenants.

(a) Non-Solicitation.

(i) During the Employment Period and ending on the third anniversary of the Executive’s termination of employment with the Company for any reason, Executive shall not directly or indirectly through another person or entity (A) induce or attempt to induce any employee of the Companies and their respective affiliates (collectively, the “Affinion Group”) to leave the employ of the Affinion Group, or in any way interfere with the relationship between the Affinion Group, on the one hand, and any employee thereof, on the other hand, or (B) hire any person who, at any time during the preceding twelve months, was an employee of the Affinion Group.

(ii) During the Employment Period and ending on the second anniversary of the Executive’s termination of employment with the Company for any reason, Executive shall not directly or indirectly through another person or entity induce or attempt to induce any customer, supplier, licensee or other business relation of the Affinion Group to cease doing business with the Affinion Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Affinion Group, on the other hand.

(iii) This Section 5(a) embodies the complete agreement and understanding among the Parties hereto with respect non-solicitation and supersedes any provision in any other agreement among the Parties in respect of non-solicitation, including, without limitation, any such provision in the Fernandes Investor Rights Agreement, dated on or about the date hereof, the Securityholder Rights Agreement by and among the Company and certain other parties listed thereon, dated on or about the date hereof, and the Stockholder Agreement among the Company and certain other parties listed thereon, dated on or about the date hereof.

(b) Non-Competition. Executive acknowledges that, in the course of his employment with the Affinion Group, Executive has become familiar, or will become familiar, with the Affinion Group’s “Confidential Information” and that such Executive’s services have been and will be of special, unique and extraordinary value to the Affinion Group. Therefore, Executive agrees that, during the Employment Period and ending on the second anniversary of Executive’s termination of employment with the Company for any reason (the “Non-Compete Period”), Executive shall not, directly or indirectly, engage in any business that markets, provides, administers or makes available affinity-based membership programs, affinity-based insurance programs, benefit packages as an enhancement to financial institutions or other customer accounts or loyalty-based programs (whether as of the date hereof or during the Non-Compete Period), anywhere in the world in which the Affinion Group is doing business. For purposes of this Section 5(b), the phrase “directly or indirectly, engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, licensor of technology or otherwise; provided, however, that nothing in this Section 5(b) shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(c) Non-Disclosure; Non-Use of Confidential Information. Executive shall not disclose or use at any time, either during his employment with the Companies or at any time thereafter, any Confidential Information of which Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company or as required by law or legal process. Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of his employment with the Company, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the “Work Product” (as defined in Section 5(e)(ii)) of the business of the Affinion Group that Executive may then possess or have under his control.

The Parties agree that, notwithstanding anything to the contrary in any other agreement among the Parties, Executive’s disclosure or use of Confidential Information that is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company, as expressly permitted by this clause (c), shall be deemed not to be a breach of any confidentiality provision of such other agreement, including, without limitation, the Securityholder Rights Agreement by and among the Company and certain other parties listed thereon, dated on or about the date hereof, or the Stockholder Agreement among the Company and certain other parties listed thereon, dated on or about the date hereof.

(d) Proprietary Rights. Executive recognizes that the Affinion Group possesses a proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Affinion Group and Executive in writing. Executive expressly agrees that any Work Product made or developed by Executive or his agents during the course of Executive’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Affinion Group. Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment with the Companies, or involving the use of the time, materials or other resources of the Affinion Group, shall be promptly disclosed to the Affinion Group and shall become the exclusive property of the

Affinion Group, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(e) Certain Definitions.

(i) As used herein, the term “Confidential Information” means information that is not generally known to the public or in the public domain (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Executive’s unauthorized disclosure) and that is used, developed or obtained by the Affinion Group in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Affinion Group or any predecessors thereof concerning (A) the business or affairs of the Affinion Group (or such predecessors), (B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers and clients and customer or client lists, (M) other copyrightable works, (N) all production methods, processes, technology and trade secrets, and (O) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Executive’s unauthorized disclosure) prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(ii) As used herein, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Affinion Group’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Companies (including those conceived, developed or made prior to the date of the Prior Employment Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

Section 6. Non-Disparagement.

During the period commencing on the Effective Date and continuing until the third anniversary of the Executive’s termination of employment for any reason, neither Executive nor his agents, on the one hand, nor the Companies formally, or their respective senior executives or board of directors, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or his agents, any of the Companies’ officers, directors or employees). The foregoing shall not be violated by truthful responses to legal process or governmental inquiry or by private statements to any of the Companies’ officers, directors or employees; provided, that in the case of Executive, such statements are made in the course of carrying out his duties pursuant to this Agreement.

Section 7. Severance Payments. In addition to the foregoing, and not in any way in limitation of any right or remedy otherwise available to the Affinion Group, if Executive violates Section 5 or Section 6 hereof in any material respect, any Severance Payments then or thereafter due from the Company to Executive shall be terminated immediately and the Company’s obligation to pay and Executive’s right to receive such Severance Payments shall terminate and be of no further force or effect.

Section 8. Executive’s Representations, Warranties and Covenants.

(a) Executive hereby represents and warrants to the Companies that:

(i) Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Executive;

(ii) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(iii) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement, confidentiality agreement or similar agreement with any other person;

(iv) upon the execution and delivery of this Agreement by the Companies and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;

(v) Executive understands that the Companies will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance; and

(vi) as of the date of execution of this Agreement, Executive is not in breach of any of its terms, including having committed any acts that would form the basis for a Cause termination if such act had occurred after the Effective Date.

(b) The Companies hereby represent and warrant to Executive that:

(i) the Companies have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Companies;

(ii) the execution, delivery and performance of this Agreement by the Companies does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Companies are a party or any judgment, order or decree to which the Companies are subject;

(iii) upon the execution and delivery of this Agreement by the Companies and Executive, this Agreement will be a legal, valid and binding obligation of the Companies, enforceable in accordance with its terms; and

(iv) the Companies understand that Executive will rely upon the accuracy and truth of the representations and warranties of the Companies set forth herein and the Companies consent to such reliance.

Section 9. Indemnification.

The Company shall secure directors’ and officers’ liability insurance for the benefit of Executive on terms at least equal to those applicable to the other directors and officers of the Company (which insurance, for Executive, shall provide for advancement of defense costs) and shall indemnify Executive to the maximum extent permitted under the General Corporate Law of Delaware.

Section 10. General Provisions.

(a) Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement and Effectiveness. Effective as of the Effective Date, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the employment agreement between Executive and webloyalty.com, inc., dated April 15, 2005 (as amended), the Noncompetition and Non-Solicitation Agreement between Executive and Webloyalty.com, Inc.

dated April 15, 2005 and any similar services or restrictive covenant agreement with webloyalty.com, inc. or its affiliates or their predecessors, but excluding the Fernandes Investor Rights Agreement, dated on or about the date hereof, the Securityholder Rights Agreement by and among the Company and certain other parties listed thereon, dated on or about the date hereof, and the Call Agreement by and among Affinion Group Holdings, Inc., the Fernandes Family Trust A Dated June 25, 1999 and certain other parties listed thereon, dated on or about the date hereof).

(c) Successors and Assigns.

(i) This Agreement is personal to Executive and without the prior written consent of the Companies shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Companies and their respective successors and assigns. The Companies will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Companies to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place and shall not assign this Agreement, other than to any such successor, without Executive’s prior written consent. As used in this Agreement, “Companies” shall mean the Companies as hereinbefore defined and any successor to their business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(d) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(e) Enforcement.

(i) Arbitration. Except for disputes arising under Sections 5 and 6 of this Agreement (including, without limitation, any claim for injunctive relief), any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the Parties are unable to resolve by mutual agreement, shall be settled by submission by either Executive or the Companies of the controversy, claim or dispute to binding arbitration in New York (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the Parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Each party shall bear its or his costs and expenses in any such arbitration and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs.

(ii) Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(iii) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Companies and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service.

If to the Companies, to:

Affinion Group Holdings, Inc.

100 Connecticut Avenue

Norwalk, CT 06850

Facsimile: (203) 956-1206

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, NY 10022

Facsimile: (212) 872-1002

Attention: Adam Weinstein, Esq.

If to Executive, to:

Executive’s home address most recently on file with the Company.

(h) Withholdings Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

(j) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of the Agreement unless otherwise noted.

(k) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(l) Code Section 409A. If and only to the extent that any payment or benefit under this Agreement, is determined to constitute “non-qualified deferred compensation” subject to Code Section 409A, then it is intended that such non-qualified deferred compensation be administered and paid in order to comply with all of the rules of Code Section 409A, and notwithstanding anything in this Agreement to the contrary: (i) if such payment or benefit is described in Section 4, such payment or benefit shall be made or provided to Executive only upon or with reference to a “separation from service” as defined for purposes of Code Section 409A under Treasury Regulation 1.409A-1(h) including the default presumptions thereunder, and (ii) if Executive is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i) of the Code, as reasonably determined by the Company) on the Date of Termination and, to the extent the

Company reasonably determines that an amount or other benefit that is payable under this Agreement on account of Executive’s separation from service (other than as a result of Executive’s death) fails to qualify for any of the exemptions from the definition of nonqualified deferred compensation available under Section 1.409A-1(b) of the Treasury Regulations and constitutes nonqualified deferred compensation that will subject Executive to “additional tax” under Code Section 409A(a)(1)(B) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in this Agreement, then the payment or provision thereof shall be postponed to the first business day after the six-month anniversary of the date of Executive’s separation from service or, if earlier, the date of Executive’s death (the “Delayed Payment Date”). In the event that this Section 10(1) requires a delay of any payments, such payments shall be accumulated and paid in a single lump sum on the Delayed Payment Date. If Executive is entitled to a payment within a period following an event as permitted by Section 409A of the Code, Executive will have no right to designate the taxable year of payment. If the sixty (60) day period following the Date of Termination spans two taxable years, any payments described in Section 4(a) or Section 4(b) that are required to be made during such period, shall be made in the later taxable year.

(m) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

AFFINION GROUP HOLDINGS, INC.

By:	/s/ Nathaniel J. Lipman
Name: Nathaniel J. Lipman Title: Chief Executive Officer

AFFINION GROUP, INC.

By:	/s/ Nathaniel J. Lipman
Name: Nathaniel J. Lipman Title: Chief Executive Officer

RICHARD FERNANDES

Signature:	/s/ Richard Fernandes

[Signature Page to Fernandes Employment Agreement]

EXHIBIT A

GENERAL RELEASE

1. Termination of Employment. Richard Fernandes (“Executive”) acknowledges that his last day of employment with Affinion Group Holdings, Inc. (together with Affinion Group, Inc., the “Company”) is                              (the “Termination Date”).

2. Full Release. For the consideration set forth in the Employment Agreement, by and between the Company and Executive, dated as of January 14, 2011 (the “Employment Agreement”) and for other fair and valuable consideration therefore, Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, employees, and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date of this General Release, against the Company Entities arising out of or in any way related to Executive’s employment or termination of his employment; provided, however, that this shall not be a release with respect to any claims Executive may have in his capacity as a shareholder of the Company including without limitation, claims under the Stockholder Agreement, dated January 14, 2011, among the Company and the holders party thereto; the Registration Rights Agreement, dated January 14, 2011, among the Company and the holders party thereto; the Warrant, dated January 14, 2011; and the Company’s Charter and the By-Laws, or with respect to any amounts and benefits owed to Executive pursuant to the Employment Agreement upon termination of employment, employee benefit plans of the Company, or Executive’s right to indemnification and directors and officers insurance as provided in Section 9 of the Employment Agreement.

3. Waiver of Rights Under Other Statutes. Executive understands that this General Release waives all claims and rights Executive may have under certain federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Connecticut Fair Employment Practices Act; and all other statutes, regulations, common law, and other laws in any and all jurisdictions (including, but not limited to, Connecticut) that in any way relate to Executive’s employment or the termination of his employment.

4. Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this General Release. This General Release is executed by Executive without reliance on any representation by Company or any of its agents. Executive states that that he is fully competent to manage his business affairs and understands that he may be waiving legal rights by signing this General Release. Executive hereby acknowledges that he has carefully read this General Release and has had the opportunity to thoroughly discuss the terms of this General Release with legal counsel of his choosing. Executive hereby acknowledges that he fully understands the terms of this General Release and its final and binding effect and that he affixes his signature hereto voluntarily and of his own free will.

5. Waiver of Rights Under the Age Discrimination Act. Executive understands that this General Release, and the release contained herein, waives all of his claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this General Release is executed. The monies to be paid to Executive are in addition to any sums to which Executive would be entitled without signing this General Release. For a period of seven (7) days following execution of this General Release, Executive may revoke the terms of this General Release by a written document received by the General Counsel of the Company no later than 11:59 p.m. of the seventh day following Executive’s execution of this General Release. This General Release will not be effective until said revocation period has expired. Executive acknowledges that he has been given up to [21/45]1 days to decide whether to sign this General Release. Executive has been advised to consult with an attorney prior to executing this General Release and has been given a full and fair opportunity to do so.

6. Miscellaneous.

(a) This General Release shall be governed in all respects by the laws of the State of Connecticut without regard to the principles of conflict of law.

(b) In the event that any one or more of the provisions of this General Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this General Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c) This General Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) The paragraph headings used in this General Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this General Release.

(e) This General Release and the Employment Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive. If any dispute should arise under this General Release, it shall be settled in accordance with the terms of the Employment Agreement.

[1]	Insert 45 days in the event of a layoff of two or more employees.

(f) This General Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

IN WITNESS WHEREOF, the Parties hereto have executed this General Release on this          day of                     .

AFFINION GROUP HOLDINGS, INC.

By:
Name: Title:

AFFINION GROUP, INC.

By:
Name: Title:

RICHARD FERNANDES

Signature: